Exhibit 99.1

ConocoPhillips Reports Third-Quarter 2022 Results; Announces 11% Increase to Quarterly Ordinary Dividend, Declares Variable Return of Cash Distribution and Increases Existing Share Repurchase Authorization by $20 Billion

HOUSTON--(BUSINESS WIRE)--November 3, 2022--ConocoPhillips (NYSE: COP) today reported third-quarter 2022 earnings of $4.5 billion, or $3.55 per share, compared with third-quarter 2021 earnings of $2.4 billion, or $1.78 per share. Excluding special items, third-quarter 2022 adjusted earnings were $4.6 billion, or $3.60 per share, compared with third-quarter 2021 adjusted earnings of $2.4 billion, or $1.77 per share. Special items for the current quarter were primarily driven by a loss on asset sales.

“We continue to deliver competitive returns, meet global energy needs and reduce our emissions consistent with our Triple Mandate. ConocoPhillips distributed $4.3 billion to our shareholders in the third quarter and announced an increase to our ordinary dividend effective in the fourth quarter. Our Lower 48 business unit accomplished record production of more than 1 million barrels of oil equivalent per day. We expanded our global LNG portfolio with opportunities in QatarEnergy’s North Field South LNG project and have agreed to capacity at the prospective German LNG Terminal, enhancing our focus on this valuable energy transition fuel,” said Ryan Lance, chairman and chief executive officer. “By concentrating on low cost-of-supply and low greenhouse gas production, ConocoPhillips is well positioned to compete in near-term cycles and over the long term.”

Third-Quarter Highlights and Recent Announcements

  Distributed $4.3 billion to shareholders through a three-tier framework, including $1.5 billion in cash through the ordinary dividend and variable return of cash (VROC) and $2.8 billion through share repurchases.
  Increased quarterly dividend by 11% to 51 cents per share and raised existing share repurchase authorization by $20 billion.
  Expanded global LNG portfolio through participation in QatarEnergy’s North Field South LNG project and agreed to terminal services in Germany for a 15-year period at the prospective German LNG Terminal.
  Set a new 2030 methane emissions intensity target of approximately 0.15% of gas produced, consistent with the company’s commitment to Oil and Gas Methane Partnership (OGMP) 2.0.
  Achieved Lower 48 production milestone of greater than 1,000 MBOED, contributing to record global production of 1,754 MBOED while successfully completing planned maintenance turnarounds.
  Generated cash provided by operating activities of $8.7 billion and cash from operations (CFO) of $7.2 billion.
  Ended the quarter with cash and short-term investments of $10.7 billion.

In addition, ConocoPhillips today announced that Jack Harper, executive vice president, Lower 48, has elected to leave the company due to family medical reasons. In conjunction with this announcement, Nick Olds, currently executive vice president, Global Operations, has become executive vice president, Lower 48, and Andy O’Brien, currently vice president and treasurer, has become senior vice president, Global Operations, and joined the Executive Leadership Team, effective Nov. 1, 2022.

“I want to thank Jack for his leadership, knowledge and experience that have helped drive efficiency and disciplined growth across our substantial Lower 48 organization,” said Lance. “As a highly valued member of our company’s Executive Leadership Team, Jack played an instrumental role in ensuring the integration of our Permian assets. I wish Jack the very best and look forward to Nick and Andy’s ongoing leadership as they assume their new roles.”

Quarterly Dividend, Variable Return of Cash and Share Repurchase Authorization Increase

ConocoPhillips announced a quarterly ordinary dividend of 51 cents per share, payable Dec. 1, 2022, to stockholders of record at the close of business on Nov. 15, 2022. In addition, the company announced a VROC of 70 cents per share, payable Jan. 13, 2023, to stockholders of record at the close of business on Dec. 27, 2022.

The company also announced the Board of Directors approved a $20 billion increase in the existing share repurchase program to $45 billion, consistent with the company’s plan for future share repurchases. Since program inception in late 2016, the company has repurchased $20.7 billion in shares.

Third-Quarter Review

Production for the third quarter of 2022 was 1,754 thousand barrels of oil equivalent per day (MBOED), an increase of 210 MBOED from the same period a year ago. After adjusting for closed acquisitions and dispositions and the conversion of previously acquired Concho-contracted volumes from a two-stream to a three-stream basis, third-quarter 2022 production increased by 30 MBOED or 2% from the same period a year ago. Organic growth from Lower 48 and other development programs more than offset decline and downtime.

Lower 48 delivered record production of 1,013 MBOED, including 668 MBOED from the Permian, 224 MBOED from the Eagle Ford and 96 MBOED from the Bakken. In Canada, drilling and completion activities continued at Montney, while construction progressed on the second phase of the company’s processing facility. In Norway, the company completed planned subsea template installation scope on the Tommeliten A and Eldfisk North projects with drilling on track to begin in the fourth quarter. In Malaysia, first oil was achieved at Gumusut Phase 3. Turnarounds were successfully completed across the portfolio.

Earnings and adjusted earnings increased from third-quarter 2021 primarily due to higher realized prices. The company’s total average realized price was $83.07 per barrel of oil equivalent (BOE), 46% higher than the $56.92 per BOE realized in the third quarter of 2021, as production remains unhedged and thus realizes the full impact of changes in marker prices.

For the quarter, cash provided by operating activities was $8.7 billion. Excluding a $1.5 billion change in operating working capital, ConocoPhillips generated CFO of $7.2 billion. Dispositions generated $0.4 billion from the sale of Lower 48 noncore assets and contingent payments received. The company funded $2.5 billion of capital expenditures and investments including approximately $0.3 billion for Lower 48 bolt-on acquisitions. The company also distributed $1.5 billion in ordinary dividends and VROC and repurchased $2.8 billion of shares.

Nine-Month Review

ConocoPhillips’ nine-month 2022 earnings were $15.4 billion, or $11.93 per share, compared with nine-month 2021 earnings of $5.5 billion, or $4.09 per share. Nine-month 2022 adjusted earnings were $14.0 billion, or $10.79 per share, compared with nine-month 2021 adjusted earnings of $5.0 billion, or $3.75 per share.

Production for the first nine months of 2022 was 1,731 MBOED, an increase of 178 MBOED from the same period a year ago. After adjusting for closed acquisitions and dispositions, the conversion of previously acquired Concho-contracted volumes from a two-stream to a three-stream basis, and 2021 Winter Storm Uri impacts, production decreased 23 MBOED or 1% from the same period a year ago. Organic growth from Lower 48 and other development programs more than offset decline; however, production was lower overall primarily due to planned and unplanned downtime.

The company’s total realized price during this period was $82.82 per BOE, 63% higher than the $50.92 per BOE realized in the first nine months of 2021, reflecting higher marker prices.

In the first nine months of 2022, cash provided by operating activities was $21.7 billion. Excluding a $0.4 billion change in operating working capital, ConocoPhillips generated CFO of $22.1 billion. Dispositions generated $3.4 billion, including $1.4 billion from sale of Cenovus Energy (CVE) shares, with the proceeds from CVE sales applied to share repurchases. The company funded $7.6 billion of capital expenditures and investments, comprised of $5.9 billion in operating capital and $1.7 billion to acquire an additional 10% interest in Australia Pacific LNG and Lower 48 bolt-on acquisitions. In addition, the company paid $3.3 billion in ordinary dividends and VROC, repurchased $6.5 billion of shares and paid $3.0 billion to reduce total debt.

Outlook

Fourth-quarter 2022 production is expected to be 1.74 to 1.80 million barrels of oil equivalent per day (MMBOED). The company’s full-year expected production remains unchanged at 1.74 MMBOED.

The company updated its 2022 operating capital guidance to $8.1 billion versus the prior guidance of $7.8 billion, reflecting inflationary impacts and partner-operated well mix in the Lower 48. This guidance excludes $1.7 billion of capital associated with the closed acquisitions of an additional 10% interest in APLNG and bolt-on acquisitions in the Lower 48.

Full-year guidance for adjusted operating cost is $7.7 billion versus the prior guidance of $7.5 billion, reflecting inflationary impacts in the Lower 48. Full-year guidance for depreciation, depletion and amortization has decreased from $7.6 billion to $7.5 billion. Full-year guidance for adjusted corporate segment net loss remains at $0.9 billion.

ConocoPhillips will host a conference call today at 12:00 p.m. Eastern Time to discuss this announcement. To listen to the call and view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is one of the world’s leading exploration and production companies based on both production and reserves, with a globally diversified asset portfolio. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 13 countries, $95 billion of total assets and approximately 9,400 employees at September 30, 2022. Production averaged 1,731 MBOED for the nine months ended September 30, 2022, and proved reserves were 6.1 BBOE as of Dec. 31, 2021. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events, plans and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as “anticipate," “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict," “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include the impact of public health crises, including pandemics (such as COVID-19) and epidemics and any related company or government policies or actions; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from any ongoing military conflict, including the conflict between Russia and Ukraine and the global response to it, or from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; insufficient liquidity or other factors, such as those listed herein, that could impact our ability to repurchase shares and declare and pay dividends such that we suspend our share repurchase program and reduce, suspend, or totally eliminate dividend payments in the future, whether variable or fixed; changes in expected levels of oil and gas reserves or production; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases, inflationary pressures or technical difficulties in constructing, maintaining or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business, including any sanctions imposed as a result of any ongoing military conflict, including the conflict between Russia and Ukraine; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to complete any announced or any future dispositions or acquisitions on time, if at all; the possibility that regulatory approvals for any announced or any future dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the transactions or our remaining business; business disruptions following the acquisition of assets from Shell (the “Shell Acquisition”) or any other announced or any future dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced or any future dispositions in the manner and timeframe we anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation, including litigation related directly or indirectly to our transaction with Concho Resources Inc.; the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions or developments, including as a result of any ongoing military conflict, including the conflict between Russia and Ukraine; the ability to successfully integrate the assets from the Shell Acquisition or achieve the anticipated benefits from the transaction; unanticipated difficulties or expenditures relating to the Shell Acquisition; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from accidents, extraordinary weather events, civil unrest, political events, war, terrorism, cyber attacks or information technology failures, constraints or disruptions; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term “resource” in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, cash from operations (CFO), adjusted operating costs and adjusted corporate segment net loss.

The company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per-share basis), adjusted operating costs and adjusted corporate segment net loss are useful to investors to help facilitate comparisons of the company’s operating performance associated with the company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies by excluding items that do not directly relate to the company’s core business operations. Adjusted operating costs is defined as the sum of production and operating expenses, selling, general and administrative expenses, exploration general and administrative expenses, geological and geophysical, lease rentals and other exploration expenses, adjusted to exclude expenses that do not directly relate to the company’s core business operations and are included as adjustments to arrive at adjusted earnings to the extent those adjustments impact operating costs. Adjusted corporate segment net loss is defined as corporate and other segment earnings adjusted for special items. The company further believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the timing effects associated with operating working capital changes across periods on a consistent basis and with the performance of peer companies. The company believes that the above-mentioned non-GAAP measures, when viewed in combination with the company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – This news release also contains the term pro forma underlying production. Pro forma underlying production reflects the impact of closed acquisitions and closed dispositions as of September 30, 2022. The impact of closed dispositions assume they closed January 1, 2021, while the 2021 impact of the closed Shell Permian acquisition and the additional 10% APLNG interest acquisition assume they closed January 1, 2021 and February 1, 2021, respectively. Impacts for 2021 and 2022 also include a closed Lower 48 bolt-on acquisition assuming a close date of January 1, 2021. The company believes that underlying production is useful to investors to compare production reflecting the impact of closed acquisitions and dispositions on a consistent go-forward basis across periods and with peer companies. Return of capital is defined as the total of the ordinary dividend, share repurchases and variable return of cash (VROC).

References in the release to earnings refer to net income.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	3Q22				3Q21				2022 YTD				2021 YTD
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$4,527	3.55			2,379	1.78			15,431	11.93			5,452	4.09
Adjustments:
(Gain) loss on asset sales	70	(16)	54	0.04	47	(19)	28	0.02	(947)	94	(853)	(0.66)	(221)	3	(218)	(0.16)
Pending claims and settlements	(20)	29	9	0.01	-	-	-	-	(20)	29	9	0.01	48	(10)	38	0.03
Pension settlement expense	-	-	-	-	28	(5)	23	0.02	-	-	-	-	70	(14)	56	0.04
Transaction and restructuring expenses	-	-	-	-	52	(25)	27	0.02	28	(8)	20	0.02	366	(78)	288	0.22
Impairments	-	-	-	-	(89)	21	(68)	(0.06)	-	-	-	-	(89)	21	(68)	(0.05)
(Gain) loss on CVE shares	-	-	-	-	(17)	-	(17)	(0.01)	(251)	-	(251)	(0.20)	(743)	-	(743)	(0.57)
(Gain) loss on FX derivative	-	-	-	-	-	-	-	-	10	(2)	8	0.01	12	(3)	9	0.01
Net loss on accelerated settlement of Concho hedging program	-	-	-	-	-	-	-	-	-	-	-	-	132	(31)	101	0.08
(Gain) loss on debt extinguishment and exchange fees	-	-	-	-	-	-	-	-	(44)	52	8	0.01	-	-	-	-
Tax adjustments	-	-	-	-	-	-	-	-	-	(407)	(407)	(0.33)	-	75	75	0.06
Adjusted earnings / (loss)			$4,590	3.60			2,372	1.77			13,965	10.79			4,990	3.75
The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of reported production to pro forma underlying production
In MBOED, Except as Indicated

	3Q22	3Q21	2022 YTD	2021 YTD
Total Reported ConocoPhillips Production	1,754	1,544	1,731	1,553

Closed Dispositions[1]	(8)	(85)	(22)	(85)
Closed Acquisitions [2]	5	212	4	209
Total Pro Forma Underlying Production	1,751	1,671	1,713	1,677

Estimated Downtime from Winter Storm Uri[3]	-	-	-	16
Estimated Uplift from 2 to 3 stream conversion[4]	(50)	-	(43)	-

[1]Includes production related to the completed Indonesia disposition and various Lower 48 dispositions.
[2]Includes production related to the acquisition of Shell's Permian assets as well as the additional 10% shareholding interest in APLNG and a Lower 48 bolt-on acquisition. 2021 has been pro forma adjusted for these acquisitions and assumes 180 MBOED for the Shell Permian assets.
[3]Estimated production impacts from Winter Storm Uri, which are excluded from Total Reported Production and Total Pro Forma Underlying Production.
[4]Estimated production impacts from the conversion of Concho two-stream contracted volumes to a three-stream (crude oil, natural gas and natural gas liquids) reporting basis, which are included in Total Reported Production and Total Pro Forma Underlying Production.

ConocoPhillips
Table 3: Reconciliation of net cash provided by operating activities to cash from operations
$ Millions, Except as Indicated

	3Q22	2022 YTD
Net Cash Provided by Operating Activities	8,740	21,722

Adjustments:
Net operating working capital changes	1,504	(373)
Cash from operations	7,236	22,095

ConocoPhillips
Table 4: Reconciliation of production and operating expenses to adjusted operating costs
$ Millions, Except as Indicated

2022 FY Guidance
Production and operating expenses	~6,950
Adjustments:
Selling, general and administrative (G&A) expenses	~550
Exploration G&A, G&G and lease rentals	~250
Operating Costs	~7,750

Adjustments to exclude special items:
Transaction and restructuring expenses	~(50)
Adjusted Operating Costs	~7,700

ConocoPhillips
Table 5: Reconciliation of adjusted corporate segment net loss
$ Millions, Except as Indicated

2022 FY Guidance

Corporate and Other earnings	~(260)

Adjustments to exclude special items:
(Gain) loss on CVE shares	~(250)
(Gain) loss on FX derivative	~10
Pending claims and settlements	~10
Debt extinguishment and exchange fees	~(45)
Income tax on special items	~(365)
Adjusted corporate segment net loss	~(900)

Contacts

Dennis Nuss (media)
281-293-1149
dennis.nuss@conocophillips.com

Investor Relations
281-293-5000
investor.relations@conocophillips.com